IRELAND INC.
810 Peace Portal Drive, #201
Blaine, WA 98230
TELEPHONE: (360) 318-3020
OTC BB: IRLD

IRELAND INC. AMENDS TERMS OF ASSIGNMENT AGREEMENT

FOR IMMEDIATE DISSEMINATION

Blaine, WA – August 14, 2007 – Ireland Inc. (OTCBB: IRLD) (the "Company") announced today that it has agreed to amend the terms of its agreement (the “Assignment Agreement”) with Nanominerals Corp. (“Nano”) and Lorrie Archibald regarding the assignment to the Company of Nano’s rights to certain mineral projects located in Esmeralda County, Nevada (known as the Columbus Project) and San Bernardino County, California (known as the Red Mountain Project).

Under the terms of the amended Assignment Agreement, the Company will no longer issue $5,000,000 in promissory notes to Nano. Instead, the Company has agreed to extend the royalty to be granted to Nano to include 5% of net smelter returns from any other mineral properties that Nano may, in the future, assign or transfer to the Company. In addition, the Company agreed to reimburse Nano for all of its expenditures on the Columbus and Red Mountain Projects, not just those expenditures from January 1, 2007 and March 29, 2007, respectively, as previously contemplated. In addition, all share numbers in the Assignment Agreement have been adjusted to reflect the 4-for-1 stock split effected by the Company on April 25, 2007.

In an attempt to avoid additional delays to closing, the Company also agreed to waive, as a condition of closing, the requirement that Nano agree to enter into a technical support agreement with the Company. However, the Company still intends to enter into a technical support agreement with Nano after closing.

The Company expects to close the assignment of the Columbus and Red Mountain Projects within the next week.

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with US securities regulators. When used in this news release, the words such as "could,” “plan,” "estimate,” "expect,” "intend,” "may,” "potential,” "should,” and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk and currency risk. In particular there is no assurance that any units will be sold or the private placements will be completed.

IRELAND INC.

/s/ Douglas D.G. Birnie
Douglas D.G. Birnie
CEO, President and Secretary